(G)(L)(O)(B)(E)TEL COMMUNICATIONS CORP. RECEIVES WARNING LETTER FROM THE AMERICAN STOCK EXHANGE

Ft. Lauderdale, Fla., December 27, 2005 - Globetel Communications Corp. (AMEX:GTE) today announced that it has received a "warning letter" from the American Stock Exchange stating that the Company was not in compliance with AMEX rules regarding the listing of additional shares.

Specifically, GlobeTel had not filed an Application to List Additional Shares with regard to certain share issuances the Company has made since its initial listing in May 2005. The Company has subsequently submitted the application to the Amex. According to the letter, the AMEX has determined that it will not apply at this time continued listing evaluation and follow-up procedures. The Company has also amended its share issuance procedures to assure future compliance.

About GlobeTel Communications Corporation:

GlobeTel Communications Corp. is a diversified Telecommunications and Financial Services company. GlobeTel operates business units in the following areas: (i) stored value debit cards as a certified financial transactions processor (ii) carrier-grade VoIP long distance sales to major long-distance re-sellers (iii) VoIP technology (iv) wireless digital technology and development and (v) high-altitude airship research, development and deployment. These self-contained business units have been specifically developed to operate independently of each other. Their symbiotic relationships, however, provide value to each of the other business units. This strategy offers GlobeTel both financial diversity and risk mitigation while creating a platform for achieving its unique commercial and social objectives.

Operating on a global basis, GlobeTel has historically focused its business development efforts on markets outside of the United States. Current operations and high level business relationships exist in Asia, Europe, South America, Mexico and the Caribbean.

For more information, please go to: http://www.globetel.net.

Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "project," "intend," "expect" "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (finance or operating) or achievements to differ from future results, performance (financing and operating) or achievements expressed or implied by such forward-looking statements. Sanswire Networks and the launch of the Company's high-altitude airship are subject to various risk factors and investors should construe any such investment as speculative.. The above are more fully discussed in the Company's SEC filings.

      CONTACT:   GlobeTel Communications Corp., Fort Lauderdale
                 Sibylle Faye Yakan, 954-241-0590
                 investors@globetel.net